DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Hubbell Incorporated (the “Company” or “we” or “our”) had one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of our Common Stock is not complete and is summarized from, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation, as amended and restated as of December 23, 2015 (the “Certificate of Incorporation”), and our Amended and Restated By-Laws of Hubbell Incorporated, as amended on May 7, 2013 (the “By-Laws”), copies of which are incorporated by reference as Exhibits 3.1 and 3.2, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2019 of which this Exhibit 4.10 is a part.

DESCRIPTION OF COMMON STOCK

Authorized Capital Shares

Our authorized capital stock consist of 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and 5,891,097 shares of preferred stock, without par value (the “Preferred Stock”), of which 336,000 shares are designated as Series A Junior Participating Preferred Stock, none of which are issued and outstanding. The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

Subject to any voting rights provided to holders of Preferred Stock at any time outstanding, holders of Common Stock are entitled to one vote per share on all matters before shareholder meetings. Holders of Common Stock are not entitled to cumulative voting rights for the election of directors.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, holders of Common Stock may be entitled to receive dividends, if any, as may be declared from time to time by the Company’s board of directors in its discretion out of legally available funds.

Other Rights and Preferences

The Common Stock has no sinking fund or redemption provisions or preemptive, conversion, exchange or other rights to subscribe for or purchase any of our securities.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, if any, upon our liquidation or dissolution, the holders of shares of Common Stock are entitled to share ratably in any of our assets legally available for distribution that remain after payment or provision for payment to creditors.

Listing

The Common Stock is traded on the New York Stock Exchange under the trading symbol “HUBB.”

Material Provisions of our Certificate of Incorporation and By-Laws

Certain provisions of our Certificate of Incorporation and By-Laws and of the Connecticut Business Corporation Act (the “CBCA”) could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions could also be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests.

Undesignated Preferred Stock

The charter contains provisions that permit our board of directors to issue, without any further vote or action by the shareholders, preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. Such provisions may have the effect of deferring or preventing hostile takeovers or delaying or preventing changes in control or management of the Company.

Shareholder Action by Unanimous Written Consent

Unlike action taken at an annual or special meeting, under the CBCA, our shareholders may only take action by written consent upon the unanimous written consent of all of the shareholders entitled to vote on the action. Otherwise, shareholders will only be able to take action at an annual or special meeting called in accordance with the By-Laws.

Special Meetings

The By-Laws provide that special meetings of shareholders may only be called by the chairman of the board, the board of directors, or the chairman of the board upon the written request of the holders of not less than ten percent (10%) our outstanding voting stock, although the CBCA provides an exception such that if a corporation has a class of voting stock registered under the Securities Exchange Act of 1934, as amended, and no person held ten percent or more of such votes on February 1, 1988, then it need not hold a special meeting of shareholders unless the holders of thirty-five percent (35%) of the votes entitled to be cast on any issue proposed to be considered demand such a meeting.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Shareholders seeking to nominate directors or to bring business before a shareholder meeting must comply with certain timing requirements and submit certain information to us in advance of such meeting as set forth in our By-Laws. These provisions may impede a shareholder’s ability to bring matters before an annual or special meeting or make nominations for directors.

Indemnification

Our Certificate of Incorporation provides that we will indemnify each of our directors and officers to the fullest extent permitted by law.

Anti-Takeover Legislation

The Company is subject to Sections 33-840 to 33-842 of the CBCA (the “Fair Price Statute”). Subject to a business combination meeting a specified “highest price” test, specified approval by the board of directors before an interested shareholder becomes such, or certain other exceptions, the Fair Price Statute generally requires certain types of business combinations of a Connecticut corporation or any subsidiary with, or otherwise involving, an interested shareholder (or an affiliate or associate of an interested shareholder) to be first approved by the corporation’s board of directors and then approved by the affirmative vote of at least (i) the holders of 80% of the voting power of the outstanding shares of the corporation’s voting stock and (ii) the holders of two-thirds of the voting power of the outstanding shares of the corporation’s voting stock, excluding the voting stock held by the interested shareholder who is, or whose affiliate or associate is, a party to the business combination or held by an affiliate or associate of the interested shareholder. A “business combination” generally includes, subject to specified exceptions: mergers, consolidations and share exchanges; asset sales and other asset dispositions; some types of stock issuances and transfers; the adoption of any resolution or plan for the liquidation or dissolution of the corporation or any subsidiary; and reclassifications and similar transactions. Subject to certain qualifications, an “interested shareholder” is a person that beneficially owns ten percent or more of the corporation’s voting power, or is an affiliate of the corporation and beneficially owned ten percent or more of the corporation’s voting power within a two-year period before the date of the transaction.

The Company is also subject to Sections 33-843 to 33-845 of the CBCA (the “Moratorium Statute”). Subject to certain exceptions, the Moratorium Statute prohibits a Connecticut corporation from engaging in a business combination with an interested shareholder for a period of five years after the date on which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person became an interested shareholder is approved by the corporation’s board of directors and by a majority of its non-employee directors, before the date on which such person became an interested shareholder. The term “business combination” has the same general meaning as it has in the Fair Price Statute and, in addition, includes the receipt by an interested shareholder of the benefit , directly or indirectly, of any loans, advances, guaranties or other financial assistance or tax benefits by or through the corporation or any subsidiary, except proportionately as a shareholder; and the term “interested shareholder” has the same general meaning as it has in the Fair Price Statute.

Section 33-756(g) of the CBCA provides that a director acting with respect to mergers, share exchanges, sales and other asset dispositions, and other specified business combinations may consider, in determining what he or she reasonably believes to be in the best interests of the corporation, (i) the long-term as well as short-term interests of the corporation, (ii) the long-term as well as short-term interests of the shareholders, including the possibility that those interests may be best served by the continued independence of the corporation, (iii) the interests of the corporation’s employees, customers, creditors and suppliers, and (iv) community and societal considerations, including those of any community in which any office or other facility of the corporation is located. A director may also in his or her discretion consider any other factors he or she reasonably considers appropriate in determining what the director reasonably believes is in the best interests of the corporation.